Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $405

HAMILTON, Bermuda (October 31, 2008) – White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $405 at September 30, 2008, a decrease of 9% for the quarter and 6% for the past twelve months, including dividends.

Ray Barrette, Chairman and CEO, commented, “As I stated in our October 13, 2008 pre-announcement, this was a difficult quarter.  Our investment performance was the driving factor in our book value decline, with a -5% total return on invested assets, including a 15% drop in our equity and convertible security investments. Underwriting results in the quarter were mixed.  OneBeacon’s combined ratio was acceptable at 100%, including six points of catastrophe losses.  White Mountains Re’s combined ratio of 127%, including 44 points of catastrophe losses, was in line with our expectations given the level of cat activity around the world.  Esurance showed much improvement with a 102% combined ratio, including one point of catastrophe losses.”

Adjusted comprehensive net loss for the third quarter of 2008 was $409 million, compared to $161 million of adjusted comprehensive net income in the third quarter of last year.  Adjusted comprehensive net loss for the first nine months of 2008 was $426 million, compared to $354 million of adjusted comprehensive net income in the first nine months of last year.

Net loss for the third quarter was $277 million, compared to net income of $111 million.  Net loss for the first nine months of 2008 was $343 million, compared to net income of $306 million.

Recent Developments

Earlier this week, the Company received the requested private letter ruling from the IRS relating to the proposed exchange with Berkshire Hathaway.  As a result, the Company expects to close the transaction later today.  The Company’s adjusted book value per share at September 30, 2008, pro-forma for the Berkshire Exchange, is approximately $392.

In October, equity markets have continued to decline, credit spreads on fixed income securities have further widened, and the U.S. dollar has strengthened against the Swedish Krona and the Euro.  These factors have led to continued losses in the Company’s investment portfolio, which have had a negative impact on the Company’s book value since the end of the third quarter.

OneBeacon

OneBeacon’s adjusted book value per share decreased by 13% in the quarter and 8% in the past twelve months, including dividends.  The GAAP combined ratio for the third quarter of 2008 was 100% compared to 84%, while the GAAP combined ratio for the first nine months of 2008 was 98% compared to 93%.  During the quarter, OneBeacon completed a study of its asbestos and environmental (A&E) exposures. Based on the results of the study, OneBeacon increased its best estimate of incurred losses ceded to National Indemnity Company (NICO) by $83 million to $2.2 billion.  This best estimate is within the $2.5 billion limit provided by the NICO cover.  Due to the NICO Cover, there was no impact to income or equity from the change in estimates.

Mike Miller, CEO of OneBeacon said, “Clearly, this was a challenging quarter driven primarily by our investment results. The impact is evident in the adverse change to our adjusted book value.  On the underwriting side, our GAAP combined ratio was 100% for the quarter and 98% through nine months, reflecting $28 million of catastrophe losses in the third quarter primarily from hurricanes Ike and Gustav. These losses added six points to the combined ratio for the quarter and two points through nine months. Early in the fourth quarter, the investment climate remains challenging which reaffirms the need for continued underwriting discipline, as well as careful capital and expense management.”

Miller continued, “On the A&E front, we are pleased with the conclusion of the ground-up study that under all reasonably likely scenarios the ultimate loss from our A&E exposures will not exceed the limit of the NICO cover.”

Net written premiums were $534 million for the third quarter and $1,489 million for the first nine months, an increase of 4% from each of the comparable periods of 2007.  Specialty Lines premiums increased by 41% and 35%, largely driven by the new collector car and boat business, while Commercial Lines premiums decreased by 7% and 2%, and Personal Lines premiums decreased by 10% and 11% in the third quarter and the first nine months of 2008 versus the comparable periods of 2007.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the third quarter of 2008 was 127% compared to 94%, while the GAAP combined ratio for the first nine months of 2008 was 111% compared to 94%. The increase in the combined ratio for the quarter was primarily due to higher catastrophe losses.  In the third quarter of 2008, White Mountains Re recorded $112 million (44 points) of catastrophe losses, net of reinsurance and reinstatements, which include $87 million from hurricane Ike and $22 million from European hailstorms.  White Mountains Re’s estimate for Ike is based on an $18 to $21 billion industry loss scenario.  In the third quarter of last year, catastrophe losses were $22 million (8 points).  For the first nine months 2008, White Mountains Re recorded $145 million (19 points) of catastrophe losses, net of reinsurance and reinstatements, which include losses from the aforementioned storms and from the China earthquake, Midwest U.S. floods and European windstorm Emma earlier this year.  For the first nine months of last year, catastrophe losses were $82 million (9 points).  Adverse loss reserve development was negligible in the third quarter of 2008 and the third quarter of 2007.  For the first nine months of 2008, White Mountains Re recognized net unfavorable loss reserve development of $88 million that was recorded mainly as a result of a comprehensive review of loss reserves completed in the second quarter.  For the first nine months of last year, unfavorable loss reserve development was $5 million.

Allan Waters, CEO of White Mountains Re, said, “While we are never happy to incur catastrophe losses, they are a part of our business.  The manageable size of our Ike loss relative to White Mountains Re’s capital base reflects the substantial repositioning of our North American property book over the past two years.  Despite the financial markets’ turmoil, our balance sheet remains strong.  Perhaps the tumult will trigger some improvement in upcoming renewal rates.”

Gross written premiums were down 14% for the quarter and 15% for the nine months, while net written premiums were down 6% for the quarter and 13% for the nine months. The largest decline was in the casualty line of business.

Esurance

Esurance’s GAAP combined ratio for the third quarter of 2008 was 102% compared to 118%, while the GAAP combined ratio for the first nine months of 2008 was 107% compared to 114%.  Esurance’s loss ratio was 73% and 77% for the third quarter and first nine months of 2008 compared to 84% and 80% for the comparable periods in 2007.  Selective rate increases and lower claims frequency have offset rising severity costs in 2008. In addition, the third quarter and first nine months of 2008 did not include any adverse loss reserve development, while loss results for the third quarter and first nine months of 2007 included 9 points and 3 points, respectively. The expense ratio decreased to 29% and 30% for the quarter and the first nine months of 2008, compared to 34% for both of the comparable prior year periods, driven by lower acquisition costs. The acquisition expense ratio decreased to 20% for the quarter and 21% for the first nine months of 2008, 9 points and 6 points lower than the comparable prior year periods. The decline in the acquisition ratio was partially offset by an increase in the operating expense ratio, due primarily to higher incentive compensation accruals than in 2007.

Gary Tolman, CEO of Esurance, stated, “I am pleased with the significant improvement in our underwriting results compared to last year. We have achieved a meaningful decline in both our loss and expense ratios. However, our top line growth continues to slow due to a decline in shopping for personal auto insurance. As a result, we have reduced our marketing spend.  We are making good progress in leveraging our Answer Financial relationship, leading to increases in total revenues and a better shopping experience for our customers.”

Total revenues for the first nine months of 2008, which include revenues from Answer Financial, were $653 million, an 11% increase from the first nine months of last year.  Gross written premiums were $213 million for the third quarter and $643 million for the first nine months, an increase of 2% and 6% from the comparable periods of 2007.  Controlled premiums, which include premiums paid by Answer Financial customers, were approximately $1.2 billion for the twelve months ended September 30, 2008.  The Esurance segment now has approximately 780,000 policies in force, including almost 300,000 policyholders at Answer Financial.

Other Operations

White Mountains’ Other Operations segment’s pre-tax loss for the third quarter of 2008 was $16 million, compared to pre-tax income of $7 million. For the first nine months of 2008, pre-tax loss was $40 million, compared to pre-tax income of $13 million. For both periods in 2008, the value of the Company’s investment in Symetra warrants decreased due to a decline in the valuation of stocks in the life insurance sector. For the third quarter of 2008, the value of Symetra warrants decreased by $13 million compared to an increase in value of $1 million in last year’s third quarter, while the value of Symetra warrants decreased by $25 million over the first nine months of 2008 compared to an increase in value of $9 million in the first nine months of last year.  The third quarter and first nine months of 2008 also included $14 million and $24 million in pre-tax losses from the Life Re business as a result of the mark-to-market valuation of Life Re’s assets and liabilities, while the three and nine months ended September 30, 2007 both included $5 million of pre-tax losses from the Life Re business.

During the quarter, the Company completed share repurchases of approximately $48 million at an average price of $430 per share.

Investment Activities

The GAAP total return on invested assets for the third quarter and the first nine months of 2008 was -5% and -4% compared to 2% and 6% in the comparable periods of 2007.  The GAAP total return on fixed maturity investments, including mortgage-backed and asset-backed securities, was -2% for the quarter and break even for the first nine months of 2008, compared to 2% and 5% in the comparable periods of 2007.  The GAAP total return on equity and convertible securities was -15% for the quarter and -17% for the first nine months of 2008, compared to 1% and 10% in the comparable periods of 2007.

Mark Dorcus, President of White Mountains Advisors, said, “The third quarter was difficult for investments. Our total investment portfolio fell 5% during the quarter. Our equities and convertibles lost 15% for the quarter, yet were still ahead of the market in the first nine months of the year. Bonds were down for the quarter and are slightly down for the first nine months. With minimal exposure to adverse credit events to date our corporate bonds have held up reasonably well through the first nine months. Our high quality, short duration mortgage-backed and asset-backed securities have also performed relatively well in difficult markets. The strengthening of the U.S. dollar adversely impacted our overall performance.”

Effective January 1, 2008, the Company adopted FAS 159 and elected to record the changes in unrealized gains and losses from nearly all of its investment portfolio in net income. In prior periods, these changes have been included in other comprehensive income rather than in net income. Accordingly, net income (loss) and pre-tax income (loss) for 2008 periods are not directly comparable to such measures for 2007 periods.  White Mountains’ pre-tax loss for the quarter included $301 million of net unrealized investment losses and $129 million of net realized investment losses, compared to $30 million of net realized investment gains in the third quarter of last year. White Mountains’ pre-tax loss for the first nine months included $480 million of net unrealized investment losses and $147 million of net realized investment losses, compared to $193 million of net realized investment gains in the first nine months of last year.

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before November 10, 2008 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes three non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains/(losses) from Symetra’s fixed maturity portfolio from comprehensive net income.  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 9.

Adjusted book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to exclude net unrealized gains/(losses) from Symetra’s fixed maturity portfolio.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned shares of restricted stock representative of the proportion of unamortized compensation cost at the date of the calculation to the value of the restricted stock on the date of issuance. The reconciliation of adjusted book value per share to book value per share is included on page 8.

During the second quarter of 2008, White Mountains changed its principal financial reporting measure from “fully diluted tangible book value per share” to “adjusted book value per share”.  Fully diluted tangible book value per share is a non-GAAP measure that differs from adjusted book value per share by excluding goodwill and other intangible assets. The change from fully diluted tangible book value per share to adjusted book value per share has been presented retroactively for all periods.  As a result of the change, goodwill and other intangible assets are included in the calculation for all periods presented.  For periods ended March 31, 2008 and prior, the Company had not recorded any significant intangible assets other than goodwill. The goodwill, which primarily relates to the FIN 46 consolidation of the Company’s investment in the Tuckerman Funds, was $26.6 million, $34.4 million, $30.4 million and $28.7 million as of September 30, 2008, June 30, 2008, December 31, 2007 and September 30, 2007, respectively. The inclusion of goodwill in adjusted book value per share did not have a significant effect on the calculation of growth per share for any periods presented.

Adjusted book value per common share at OneBeacon is a non-GAAP financial measure which is derived by excluding the impact of economically defeasing OneBeacon’s mandatorily redeemable preferred stock from book value per common share, the most closely comparable GAAP measure. Management believes that adjusted book value per common share is a useful supplement to understanding OneBeacon’s earnings and profitability. A reconciliation of OneBeacon’s book value per common share to OneBeacon’s adjusted book value per common share follows:

(millions, except per share amounts)	Sept. 30, 2008	June 30, 2008	Dec. 31, 2007	Sept. 30, 2007
OneBeacon book value per share numerators:
OneBeacon common shareholders’ equity	$1,373.4	$1,609.1	$1,906.5	$1,910.9
Remaining accretion of subsidiary preferred stock to face value	—	—	(21.6)	(31.5)
Adjusted OneBeacon common shareholders’ equity	$1,373.4	$1,609.1	$1,884.9	$1,879.4
OneBeacon common shares outstanding	95.1	95.5	98.5	99.7
OneBeacon book value per common share	$14.44	$16.85	$19.36	$19.17
OneBeacon adjusted book value per common share	$14.44	$16.85	$19.14	$18.85

Change in adjusted book value per common share in the quarter (1)	-13.1%

Change in adjusted book value per common share for the last twelve months (1)	-8.2%

(1)          Includes $.21 dividend per common share paid quarterly beginning in March 2007 and a special dividend of $2.03 per common share paid in March 2008.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•	changes in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of our business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains’ 2007 Annual Report on Form 10-K;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	September 30,	December 31,	September 30,
	2008	2007	2007
Assets

Fixed maturity investments	$6,160.1	$7,371.5	$7,436.7
Common equity securities	1,393.4	1,550.7	1,471.3
Short-term investments	2,256.6	1,327.3	1,614.8
Other investments	583.9	603.3	549.3
Convertible fixed maturity investments	353.0	490.6	529.5
Investments held in trust	—	305.6	308.7

Total investments	10,747.0	11,649.0	11,910.3

Reinsurance recoverable on unpaid losses	3,265.4	3,467.9	3,581.9
Reinsurance recoverable on paid losses	50.8	59.5	58.1
Funds held by ceding companies	203.0	231.1	352.3
Insurance and reinsurance premiums receivable	929.0	877.0	971.1
Securities lending collateral	341.2	661.6	824.6
Investments in unconsolidated affiliates	195.0	406.3	404.4
Deferred acquisition costs	350.4	326.0	358.6
Deferred tax asset	484.9	236.6	238.7
Ceded unearned premiums	134.3	123.1	129.2
Value of acquired business in force - AFI	56.2	—	—
Accounts receivable on unsettled investment sales	27.0	201.1	21.7
Goodwill	26.6	30.4	28.7
Other assets	953.6	836.0	839.1

Total assets	$17,764.4	$19,105.6	$19,718.7

Liabilities

Loss and loss adjustment expense reserves	$7,936.8	$8,062.1	$8,249.3
Unearned insurance and reinsurance premiums	1,743.6	1,605.2	1,743.2
Debt	1,367.1	1,192.9	1,192.8
Securities lending payable	349.6	661.6	824.6
Deferred tax liability	369.2	353.2	327.2
Preferred stock subject to mandatory redemption	—	278.4	268.5
Ceded reinsurance payable	100.4	124.8	124.0
Funds held under reinsurance treaties	75.1	103.0	99.5
Accounts payable on unsettled investment purchases	17.4	46.4	85.4
Other liabilities	1,064.8	1,097.2	1,182.8

Total liabilities	13,024.0	13,524.8	14,097.3

Minority interest - OneBeacon Insurance Group, Ltd.	337.1	517.2	536.3
Minority interest - White Mountains Re Group, Ltd. Preference Shares	250.0	250.0	250.0
Minority interest - consolidated limited partnerships	91.4	100.2	102.5

Total minority interest	678.5	867.4	888.8

Common Shareholders’ Equity

Common shares and paid-in surplus	1,687.1	1,691.2	1,734.7
Retained earnings	2,495.4	2,718.5	2,737.3
Accumulated other comprehensive income (loss), after tax:
Net unrealized gains on investments	—	208.9	226.0
Equity in unrealized (losses) gains from investments in unconsolidated affiliates	(.5)	3.7	(18.8)
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	(146.7)	(5.6)	(22.9)
Net unrealized foreign currency translation gains and other	26.6	96.7	76.3

Total common shareholders’ equity	4,061.9	4,713.4	4,732.6

Total liabilities, minority interest and common shareholders’ equity	$17,764.4	$19,105.6	$19,718.7

Common shares outstanding (000’s)	10,442	10,554	10,843
Common and equivalent shares outstanding (000’s)	10,405	10,517	10,809

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

ADJUSTED BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	September 30,	June 30,	December 31,		September 30,
	2008	2008	2007		2007
Book value per share numerators (in millions):

Common shareholders’ equity	$4,061.9	$4,597.3	$4,713.4		$4,732.6
Benefits to be received from share obligations under employee benefit plans	1.3	1.5	1.7		2.4
Remaining adjustment of preferred stock subj. to mandatory redemption to face value	—	—	(15.8	)(1)	(22.7	)(1)
Book value per share numerator	4,063.2	4,598.8	4,699.3		4,712.3
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	146.7	65.3	5.6		22.9
Adjusted book value per common and equivalent share numerator	$4,209.9	$4,664.1	$4,704.9		$4,735.2

Book value per share denominators (in thousands of shares):

Common Shares outstanding	10,442.0	10,552.4	10,553.6		10,842.6
Share obligations under employee benefits plans	7.8	8.7	9.9		14.4
Book value per share denominator	10,449.8	10,561.1	10,563.5		10,857.0
Unearned restricted shares	(45.3)	(47.8)	(46.5)		(48.5)
Adjusted book value per common and equivalent share denominator	10,404.5	10,513.3	10,517.0		10,808.5

Book value per common and equivalent share	$388.84	$435.45	$444.86		$434.03
Adjusted book value per common and equivalent share	$404.62	$443.64	$447.36		$438.10

(1)          Remaining adjustment of subsidiary preferred stock to face value, which is representative of White Mountains’ ownership interest in OneBeacon Insurance Group, Ltd. of 72.9% as of December 31, 2007 and 71.9% as of September 30, 2007.

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Earned insurance and reinsurance premiums	$935.7	$936.3	$2,786.5	$2,835.0
Net investment income	105.7	128.9	334.2	373.6
Net realized investment (losses) gains	(129.0)	29.9	(146.9)	192.9
Net unrealized investment loss	(300.7)	—	(480.1)	—
Other revenue	6.3	60.3	101.4	130.6

Total revenues	618.0	1,155.4	2,595.1	3,532.1
Expenses:
Loss and loss adjustment expenses	697.6	591.9	1,969.0	1,797.3
Insurance and reinsurance acquisition expenses	190.5	183.9	556.0	580.1
Other underwriting expenses	120.4	103.6	364.6	377.5
General and administrative expenses	65.3	43.0	181.3	158.3
Accretion of fair value adjustment to loss and loss adjustment expense reserves	4.3	5.4	12.6	16.0
Interest expense on debt	20.4	19.8	61.5	54.9
Interest expense - dividends on preferred stock subject to mandatory redemption	—	7.1	11.8	22.2
Interest expense - accretion on preferred stock subject to mandatory redemption	—	9.2	21.6	26.2

Total expenses	1,098.5	963.9	3,178.4	3,032.5

Pre-tax (loss) income	(480.5)	191.5	(583.3)	499.6

Income tax benefit (provision)	150.8	(64.3)	187.1	(151.3)

(Loss) income before equity in earnings of unconsolidated affiliates, extraordinary item, and minority interest	(329.7)	127.2	(396.2)	348.3
Equity in earnings of unconsolidated affiliates	.8	8.2	7.2	27.3
Excess of fair value of acquired assets over cost	—	—	4.2	—
Minority interest	52.2	(24.0)	42.1	(69.4)

Net (loss) income	(276.7)	111.4	(342.7)	306.2

Change in net unrealized gains on investments	—	26.0	—	9.4
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates	(80.8)	14.3	(141.8)	(19.1)
Change in foreign currency translation and other	(133.2)	24.4	(83.0)	38.5

Comprehensive net (loss) income	(490.7)	176.1	(567.5)	335.0

Change in net unrealized losses (gains) from Symetra’s fixed maturity portfolio	81.4	(15.6)	141.1	18.8

Adjusted comprehensive net (loss) income	$(409.3)	$160.5	$(426.4)	$353.8

Basic (loss) earnings per share	$(26.55)	$10.33	$(32.69)	$28.40

Diluted (loss) earnings per share	$(26.55)	$10.32	$(32.69)	$28.35

Dividends declared and paid per common share	$—	$2.00	$4.00	$6.00

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Nine Months Ended September 30, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,390.3	$769.0	$627.2	$—	$2,786.5
Net investment income	137.8	141.9	25.1	29.4	334.2
Net realized investment losses	(59.2)	(57.4)	(4.6)	(25.7)	(146.9)
Net unrealized investment losses	(354.7)	(96.0)	(23.4)	(6.0)	(480.1)
Other revenue - foreign currency translation loss	—	(29.8)	—	—	(29.8)
Other revenue	10.6	16.0	28.3	76.3	131.2

Total revenues	1,124.8	743.7	652.6	74.0	2,595.1
Expenses:
Loss and loss adjustment expenses	878.7	611.4	479.5	(.6)	1,969.0
Insurance and reinsurance acquisition expenses	261.6	163.7	130.7	—	556.0
Other underwriting expenses	223.6	80.6	58.5	1.9	364.6
General and administrative expenses	16.0	25.8	22.4	106.5	170.7
Amortization of Answer Financial purchase accounting adjustments	—	—	10.6	—	10.6
Accretion of fair value adjustment to loss and lae reserves	9.0	3.6	—	—	12.6
Interest expense on debt	33.9	20.8	.5	6.3	61.5
Interest expense - dividends on preferred stock	11.8	—	—	—	11.8
Interest expense - accretion on preferred stock	21.6	—	—	—	21.6

Total expenses	1,456.2	905.9	702.2	114.1	3,178.4

Pre-tax loss	$(331.4)	$(162.2)	$(49.6)	$(40.1)	$(583.3)

For the Nine Months Ended September 30, 2007

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,407.5	$870.9	$556.6	$—	$2,835.0
Net investment income	156.7	155.7	21.5	39.7	373.6
Net realized investment gains	142.7	44.9	2.8	2.5	192.9
Other revenue - foreign currency translation gains	—	3.9	—	—	3.9
Other revenue	16.3	5.6	9.1	95.7	126.7

Total revenues	1,723.2	1,081.0	590.0	137.9	3,532.1
Expenses:
Loss and loss adjustment expenses	827.1	537.7	443.2	(10.7)	1,797.3
Insurance and reinsurance acquisition expenses	231.5	197.9	150.7	—	580.1
Other underwriting expenses	246.9	86.4	41.9	2.3	377.5
General and administrative expenses	7.5	21.7	.2	128.9	158.3
Accretion of fair value adjustment to loss and lae reserves	12.0	4.0	—	—	16.0
Interest expense on debt	34.1	16.2	—	4.6	54.9
Interest expense - dividends on preferred stock	22.2	—	—	—	22.2
Interest expense - accretion on preferred stock	26.2	—	—	—	26.2

Total expenses	1,407.5	863.9	636.0	125.1	3,032.5

Pre-tax income (loss)	$315.7	$217.1	$(46.0)	$12.8	$499.6

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Three Months Ended September 30, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$471.2	$255.3	$209.2	$—	$935.7
Net investment income	43.1	44.0	8.7	9.9	105.7
Net realized investment losses	(61.2)	(48.3)	(2.7)	(16.8)	(129.0)
Net unrealized investment (losses) gains	(294.7)	6.1	(13.0)	.9	(300.7)
Other revenue - foreign currency translation loss	—	(43.9)	—	—	(43.9)
Other revenue	4.4	15.3	12.5	18.0	50.2

Total revenues	162.8	228.5	214.7	12.0	618.0
Expenses:
Loss and loss adjustment expenses	303.4	241.7	152.4	.1	697.6
Insurance and reinsurance acquisition expenses	92.6	56.9	41.0	—	190.5
Other underwriting expenses	74.3	24.6	20.9	.6	120.4
General and administrative expenses	5.7	16.8	11.7	25.2	59.4
Amortization of Answer Financial purchase accounting adjustments	—	—	5.9	—	5.9
Accretion of fair value adjustment to loss and lae reserves	3.0	1.3	—	—	4.3
Interest expense on debt	11.0	6.9	.1	2.4	20.4
Interest expense - dividends on preferred stock	—	—	—	—	—
Interest expense - accretion on preferred stock	—	—	—	—	—

Total expenses	490.0	348.2	232.0	28.3	1,098.5

Pre-tax loss	$(327.2)	$(119.7)	$(17.3)	$(16.3)	$(480.5)

For the Three Months Ended September 30, 2007

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$473.6	$265.8	$196.9	$—	$936.3
Net investment income	51.5	54.6	7.9	14.9	128.9
Net realized investment gains (losses)	30.7	2.8	.3	(3.9)	29.9
Other revenue - foreign currency translation gain	—	13.1	—	—	13.1
Other revenue	10.8	1.9	3.0	31.5	47.2

Total revenues	566.6	338.2	208.1	42.5	1,155.4
Expenses:
Loss and loss adjustment expenses	255.8	170.3	165.8	—	591.9
Insurance and reinsurance acquisition expenses	74.9	53.3	55.7	—	183.9
Other underwriting expenses	66.4	25.2	11.3	.7	103.6
General and administrative expenses	2.4	5.5	—	35.1	43.0
Accretion of fair value adjustment to loss and lae reserves	4.0	1.4	—	—	5.4
Interest expense on debt	11.4	8.2	—	.2	19.8
Interest expense - dividends on preferred stock	7.1	—	—	—	7.1
Interest expense - accretion on preferred stock	9.2	—	—	—	9.2

Total expenses	431.2	263.9	232.8	36.0	963.9

Pre-tax income (loss)	$135.4	$74.3	$(24.7)	$6.5	$191.5

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon				OneBeacon
	Three Months Ended September 30, 2008				Nine Months Ended September 30, 2008
	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	63%	64%	65%	64%	56%	63%	65%	63%
Expense	37%	37%	32%	36%	36%	37%	32%	35%
Total GAAP Combined	100%	101%	97%	100%	92%	100%	97%	98%

Dollars in millions
Net written premiums	$190.7	$180.0	$163.4	$534.1	$460.2	$551.9	$477.0	$1,489.4
Earned premiums	$129.5	$181.7	$160.0	$471.2	$359.3	$545.4	$485.3	$1,390.3

	Three Months Ended September 30, 2007				Nine Months Ended September 30, 2007
OneBeacon	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	56%	49%	53%	54%	57%	54%	61%	59%
Expense	28%	35%	27%	30%	30%	36%	33%	34%
Total Combined	84%	84%	80%	84%	87%	90%	94%	93%

Dollars in millions
Net written premiums	$135.6	$193.8	$182.5	$511.9	$340.7	$560.4	$535.7	$1,437.0
Earned premiums	$108.2	$183.5	$181.8	$473.6	$322.1	$533.2	$552.1	$1,407.5

	White Mountains Re		Esurance		White Mountains Re		Esurance
	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
	2008	2007	2008	2007	2008	2007	2008	2007
GAAP Ratios
Loss and LAE	95%	64%	73%	84%	79%	62%	77%	80%
Expense	32%	30%	29%	34%	32%	32%	30%	34%
Total Combined	127%	94%	102%	118%	111%	94%	107%	114%

Dollars in millions
Gross written premiums	$224.0	$261.5	$213.4	$209.0	$912.3	$1,073.3	$643.1	$604.6
Net written premiums	$208.4	$222.3	$212.6	$208.0	$783.4	$905.3	$640.6	$601.4
Earned premiums	$255.3	$265.8	$209.2	$196.9	$769.0	$870.9	$627.2	$556.6

(1) Includes results from runoff operations.

(end)